Exhibit 3

SUPPLEMENTAL INFORMATION TO THE AGENDA FOR THE (I) ORDINARY AND (II) EXTRAORDINARY SHAREHOLDERS MEETINGS

Why are there two shareholders meetings?

Under Mexican law, certain matters can only be approved at an Ordinary Shareholders Meeting and other matters, as the one described in more detail further below, at an Extraordinary Shareholders Meeting. On March 20, 2014, CEMEX, S.A.B. de C.V. (“CEMEX”) will first have its Annual Ordinary Shareholders Meeting and will then have an Extraordinary Shareholders Meeting.

What is being proposed under item I of the agenda for the Ordinary Shareholders Meeting?

The discussion and approval of the reports for the year ended on December 31, 2013, which include CEMEX’s financial statements, report of changes in financial situation and variations of capital stock, that the CEO must submit to shareholders after they are informed of the reports of our Board of Director committees, the report of the activities of the Board of Directors, the Board of Director’s opinion of the report presented by the CEO as well as the accounting policies and tax compliance reports, that we are required to present in accordance with applicable Mexican Securities Market Laws, Tax Laws and as established in our By-Laws. This proposal is standard at these meetings.

What is being proposed under item II of the agenda for the Ordinary Shareholders Meeting?

The approval of the application of the results for the year ended December 31, 2013. This proposal is also standard at these meetings.

What is being proposed under item III of the agenda for the Ordinary Shareholders Meeting?

The approval of (i) an increase in the variable portion of our capital stock through a recapitalization of retained earnings and (ii) the issuance of additional shares to be held in treasury, as required under our currently outstanding convertible notes. First, as no dividend is being declared for the 2013 fiscal year, our shareholders will be asked to approve a recapitalization of retained earnings, whereby shareholders will receive new shares of our capital stock resulting from the increase in our capital stock. As background, at the Annual Shareholders Meetings held in 2009, 2010, 2011, 2012 and 2013, shareholders approved a similar recapitalization of retained earnings. Please visit our website at http://www.cemex.com/InvestorCenter/CapitalizationProgram.aspx for information on the 2013 capitalization program. Second, as a result of the capitalization, and as required by the anti-dilution provision of our currently outstanding convertible notes, additional shares will be issued to be held in treasury pending delivery upon conversion of our currently outstanding convertible notes. This item of the agenda does not contemplate any new issuance of convertible notes. At our Annual Shareholders Meetings held in 2011, 2012 and 2013, shareholders approved a similar proposal for the issuance of additional shares to be held in treasury related to our then outstanding convertible notes.

What is being proposed under items IV, V, and VI of the agenda for the Ordinary Shareholders Meeting?

The approval of (i) the persons being proposed to be appointed as members of our Board of Directors, (ii) the persons being proposed to be appointed the Presidents and members of our Audit Committee, Corporate Practices Committee and Finance Committee, (iii) the proposal for the compensation of members of our Board of Directors and Audit Committee, Corporate Practices Committee and Finance Committee, and (iv) the proposal to appoint the delegate or delegates to formalize the approved resolutions. These proposals are standard at these meetings.

What is being proposed under item I of the agenda for the Extraordinary Shareholders Meeting?

The approval of (i) the expansion of the corporate purpose of CEMEX to reflect that certain activities can be entered into directly by CEMEX and (ii) the amendment and restatement of the current bylaws to reflect the expansion of the corporate purpose. This proposal is standard when a company seeks to expand its corporate purpose.

What is being proposed under item II of the agenda for the Extraordinary Shareholders Meeting?

The approval of the delegate or delegates to formalize the approved resolutions. This proposal is standard at these meetings.

Where can I get more information about CEMEX’s Ordinary and Extraordinary Shareholders Meetings?

You should visit our website at www.cemex.com.